REPORT

on the

IRELAND PROPERTY

Yellow Pine Mining District
Clark County
Nevada, U.S.A.

Approximate Co-ordinates
35° 46'00" North Latitude
115° 22'25" West Longitude

for

MERRITT VENTURES CORP.

Vancouver, British Columbia

by

W.G. TIMMINS, P.Eng.

February 1, 2005

FIGURES

Figure 1	Location Map	3

Figure 2	Claim Map With Topography	4

Figure 3	Regional Geological Map	8

APPENDICES

Appendix I	Geochemical Analyses	Back

SUMMARY

Merritt Ventures Corp. has acquired by purchase agreement the Ireland property consisting of one unpatented lode mineral claim located in the Yellow Pine Mining District, Clark County, Nevada, U.S.A.

The region is known for its historic production of copper, lead, zinc, silver and gold.

The claim is underlain by the Precambrian to Devonian Goodsprings Formation dolomite.

Mineralization on the property, which encompasses the Ireland claim, consists mainly of galena, malachite and oxides of zinc.

A four-phased program of exploration consisting of geological mapping, electromagnetic surveying, trenching and rock sampling and geological mapping, followed by diamond drilling, is recommended at a total cost of $115,200.

Respectfully submitted,

"W.G. Timmins"
W.G. Timmins, P.Eng.

February 1, 2005

1.

INTRODUCTION

The author was retained by Merritt Ventures Corp. to review all available data on the Ireland property, provide an assessment and, if warranted, recommend a program of exploration.

The author has spent considerable time in the area over a period of years visiting numerous mineral properties in the immediate area during the 1980's and in 2004 and a personal examination of the property in March 1982 and during August 2004.

PROPERTY

The property consists of one unpatented mineral lode claim known as the Ireland claim situated in the Yellow Pine Mining District, Clark County, Nevada, Section 24 of Township 25 south, Range 58 east. The location notices are recorded at the office of the Clark County recorder in Las Vegas, Nevada in File 078, Book No. 20040922, Page 0032, Instr. 0005256.

Any legal aspects pertaining to these claims is beyond the scope of this report.

2.

Figure 1

HUMBOLDT
ELKO
Winnemucca
Elko
PERSHING
WASHOE
CHURCHILL
LANDER
EUREKA
WHITE PINE
Reno
STOREY
Fallon
Austin
Eureka
Carson City
DOUGLAS
Ely
LYON
MINERAL
NEVADA
Hawthorne
NYE
Tonopah
ESMERALDA
LINCOLN
CLARKE
LAS VEGAS
IRELAND PROPERTY
KILOMETRES
0
100
MILES
50
200
MERRITT VENTURES CORP.
IRELAND PROPERTY
CLARK COUNTY, NEVADA
LOCATION MAP
SCALE: As Shown
DATE: Feb. 1, 2005
FIGURE: 1

3.

Figure 2

4.

LOCATION AND ACCESS

Approximate Co-ordinates: 35° 46'00"N Latitude; 115° 22'25"W Longitude.

The property is located 30 miles southwest of Las Vegas, Nevada and about four miles south of Goodsprings on the eastern slopes of the Spring Mountains.

Access to the area is provided by means of Interstate Highway 15 from Las Vegas southwest to Jean. Goodsprings is accessible by paved road from Jean, a distance of seven miles to the northwest.

The property may then be reached by travelling south on gravel road for about five miles to the workings of the property.

CLIMATE AND VEGETATION

The area is typically desert with relatively high temperatures, low precipitation, and vegetation consisting mainly of desert shrubs and cactus. Sources of water would be available from valley wells.

PHYSIOGRAPHY

The property lies in a region of moderate to steep hills with local incised narrow canyons. Elevations locally range from 3200 feet to 4300 feet A.S.L. The old workings were excavated on a low hill protruding from the desert at elevations of approximately 3560 feet on the eastern slope of the Spring Mountains.

5.

HISTORY

The history of the area dates back to 1856 following investigation of lead ore by Mormon missionaries. The first ore was smelted in 1857 and a mill was built north of Goodsprings in 1898.

The completion of the San Pedro, Los Angeles and Salt Lake railroad in 1905 and recognition of oxidized zinc minerals in the ore in 1906 stimulated development of the mines and the region has been subject to intermittent activity up to 1964, particularly during the World War I and II years.

The Yellow Pine District has been mined primarily for lead-zinc-silver, however, an estimated 91,000 ounces of gold has also been recovered.

The area has been mainly dormant since 1964.

It is not known when the Ireland claim was originally staked, however it was likely during the late 1800's. Subsequently, eight shafts and tunnels were excavated on the property.

The claim was again staked in 1982 and re-staked in September of 2004. No recent work has been recorded to the writer's knowledge.

6.

REGIONAL GEOLOGY

Paleozoic Stratigraphic Succession
In the Vicinity of
The Goodsprings District

Thickness
(feet)

Permian:
Red beds	1,000 - 1,100

Mississippian to Permian:
Bird Spring Formation	2,500+

Local erosional unconformity

Mississippian:
Monte Cristo Limestone:
Yellowpine Limestone Member	60 - 120
Arrowhead Limestone Member	10 - 20
Bullion Dolomite Member	85 - 300
Anchor Limestone Member	65 - 400
Dawn Limestone Member	50 - 399

Devonian:
Sultan Limestone:
Crystal Pass Limestone Member	150 - 260
Valentine Limestone Member	75 - 380
Ironside Dolomite Member	5 - 125

Cambrian to Devonian(?):
Goodsprings Dolomite	2,450+

The Spring Mountain Range consists mainly of Paleozoic sediments which have undergone intense folding accompanied by faulting. The Yellow Pine District is underlain by a series of carboniferous sediments consisting of limestones, pure crystalline limestone, and dolomite with occasional intercalated beds of fine-grained sandstone. These strata have a general

7.

west to southwest dip of from 15 to 45 degrees occasionally disturbed by local folds. Igneous rocks are scarce and are represented chiefly by quartz-monzonite porphyry dikes and sills.

8.

Figure 3

IRELAND PROPERTY
POTOSI MTN
8504
SHENANDOAH PEAK
TABLE MOUNTAIN
DEVIL PEAK
5865
BIRD SPRING RANGE
GOODSPRINGS VALLEY
Goodsprings
Bird Spring
Keystone Spring
Sandy
Kingston
Jean
Borax
2703
PACIFIC
91
T. 25 S.
T. 26 S.
R. 58 E.
30'
STATE LINE
VALLEY
CLARK COUNTY
WESTERN CLARK COUNTY
KILOMETRES
0
5
10
MILES
0
5
MERRITT VENTURES CORP.
IRELAND PROPERTY
CLARK COUNTY, NEVADA
REGIONAL GEOLOGY MAP
SCALE: As Shown
DATE: Feb. 1, 2005
FIGURE: 3

9.

LOCAL GEOLOGY AND MINERALIZATION

The property is underlain by dolomite belonging to the Cambrian to Devonian Goodsprings Formation. Lenses containing lead, copper and zinc are associated with fracturing and brecciation in the dolomite.

D.F. Hewett (1931) reports that several cars of copper-bearing lead ore were mined. Mineralization would consist of malachite, galena and oxides of zinc.

A sample collected from the mine dump by the writer in March 1982 assayed 3.34 oz/ton silver, 9.36% lead and 0.83% zinc.

Three samples collected from the portal areas and mine dump by Eventyr Holdings Ltd. during January 2001, assayed as follows: (see Assay Certificate at rear).

SAMPLE NO.	CU%	CU PPM	PB%	PB PPM	AG OZ/TON	ZN%	ZN PPM	AU PPB	AU OZ/TON
Ireland 1	0.34	3379	0.82	8226	0.35	0.21	2079	524	0.017
Ireland 2	Tr	13	Tr	33	Tr	0.01	110	67	Tr
Ireland 3	0.37	3687	2.06	20,639	3.06	0.04	427	11,673	0.37

It should be noted that gold values up to 0.37 ounces per ton were obtained in the samples collected in 2001 thus indicating the potential for concentrations of gold mineralization.

An additional seven samples collected from dump areas by Multi-Metal Mining Corp. during October 2004 ranged from trace to 0.609% copper, trace to 7.32% lead, traces of zinc, trace to approximately 12 oz/ton silver, and trace to 0.03 oz/ton gold (Assay Certificate at rear).

10.

CONCLUSIONS

The Ireland property is situated in an historically well-known mineralized region with a number of old mines boasting of past production.

The property is known to host lenses containing copper, lead, zinc, and silver mineralization and may have potential for gold occurrences as noted from the more recent assay results and from historical data of the area.

It is the writer's opinion that an exploration program to test for potential continuity of mineralization or a series of mineralized lenses of sufficient size and grade for possible exploitation exists on the Ireland property.

RECOMMENDATIONS

A four-phased program of exploration consisting of a VLF electromagnetic survey to trace fracture and breccia zones and their extensions, a surface trenching and sampling program in areas of exposed mineralization and geological mapping program on both surface and underground followed by a diamond drilling program is recommended for the property.

11.

ESTIMATED COSTS OF PROGRAM (U.S. FUNDS)

PHASE I		US DOLLARS

1.	VLF-EM Survey and Report and Maps	$4,000
2.	Mobilization and Demobilization	500
3.	Food, Lodging and Local Transport	1,000	$5,500

PHASE II

1.	Surface Trenching and Sampling	$5,500
2.	Assays and Report	2,000
3.	Food, Lodging and Local Transport	1,000	8,500

PHASE III

1.	Geological Mapping - Surface and Underground	$7,000
2.	Food, Lodging and Local Transport	1,000
3.	Reports, Maps, etc.	2,000	10,000

PHASE IV

1.	Diamond Drilling
	Estimated: 1500 feet @ $35/ft	$52,500
2.	Mobilization and demobilization	10,000
3.	Reports, Assays, etc.	8,000
4.	Food and Lodging	6,000
5.	Transportation	700
6.	Engineering and Supervision	6,000
7.	Contingency	8,000	91,200

	TOTAL COST ALL PHASES		$115,200

Respectfully submitted,

"W.G. Timmins"
February 1, 2005	W.G. Timmins, P.Eng.

12.

STATEMENT OF QUALIFICATIONS

I, William G. Timmins, of the City of Vancouver, in the Province of British Columbia, do hereby certify that:

1.	I am a consulting geologist, with offices at 1016 - 470 Granville Street, Vancouver, B.C. V6C 1V5.

2.

I have been practising my profession for the past 40 years since university, having been engaged in the evaluation, exploration and development of mineral properties throughout Canada, the United States, Latin and South America, Australia and New Zealand.

3.

I am a graduate of the Provincial Institute of Mining, Haileybury, Ontario (1956) and attended Michigan Technological University 1962-1965, Geology and was licensed by the Professional Engineers Association of B.C. (geological discipline) in 1969.

4.

This report titled "Geological Report on the Ireland Property for Merritt Ventures Corp." is based on published and private reports, maps and data provided by Multi-Metal Mining Corp. and in the public domain, and personal visits to the Ireland property from 1982 to 2004. The author has reviewed relevant data prepared by reputable qualified persons and is responsible for his own geological analysis, conclusions and recommended exploration program.

5.	I have no interest, nor do I expect to receive any interest in the properties or securities of Merritt Ventures Corp. and am independent of the issuer.

6.

I consent to the filing of this report with any stock exchange and other regulatory authority, and any publication by them, including electronic publication in the company's files or their websites accessible by the public.

"W.G. Timmins"
February 1, 2005	W.G. Timmins, P.Eng.

13.

REFERENCES

Hewett, D.F.	Geology and Ore Deposits of the Goodsprings Quadrangle, Nevada, Paper 162, U.S. Department of the Interior, Geological Survey.

Nevada Bureau of Mines and Geology, Bulletin 62, Geology and Mineral Deposits of Clark County, Nevada, 1965

Timmins, W.G.	Geological Report on the Whale Mine for Celebrity Mining, November, 1982, and for Tao Minerals Ltd., October, 2004

14.

Appendix I

GEOCHEMICAL ANALYSIS